Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan and the 2005 Employee Stock Purchase Plan of Alexza Pharmaceuticals, Inc. of our reports dated March 9, 2009, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Alexza Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
March 11, 2009
Palo Alto, California